Exhibit 99.1

Green Bankshares Announces Intention of Ronald E. (Ed) Mayberry Not to Stand for Re-Election to Board of Directors

GREENEVILLE, Tenn.--(BUSINESS WIRE)--March 4, 2010--Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that Ronald E. (Ed) Mayberry has informed the Company that he does not intend to stand for re-election to the Board of Directors of Green Bankshares, Inc. at its upcoming annual meeting in April. Mayberry commented, "With enhancement of the Company's corporate governance practices in mind, I have decided that I will not stand for re-election when my current term expires in April. As a Company, we consciously moved to enhance our corporate governance profile through the appointment of an Independent Lead Director during 2009. My decision not to stand for re-election will further this effort and reduce the number of inside Directors on the Board, further fortifying our strong corporate governance practices. It has been a pleasure and a great honor to have served on the Board over the past seven years, and I look forward to working with the Board, management and all employees now and in the future." Mayberry will continue in his leadership role with the Company as Regional Executive for Sumner County, Tennessee.

Stan Puckett, Chairman and Chief Executive Officer, commented, "Ed has been an active member of our Board since 2003. While we will miss his wise counsel, we respect his decision and certainly join him in wanting to strengthen our corporate governance practices."

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.60 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer